Exhibit 99.1
Richard Lewis Communications, Inc.
Corporate Communications • Investor Relations
35 West 35th Street, Suite 502 • New York, NY 10001-2205
Phone: 212.827.0020 • Fax: 212.827.0028
www.rlcinc.com
FOR IMMEDIATE RELEASE
NYMAGIC, INC. REPORTS 2009 FIRST QUARTER RESULTS
New York, May 4, 2009. NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the first quarter ended March 31, 2009. The Company reported net income of $3.5 million, or $.40 per diluted share for the three months ended March 31, 2009, compared with net losses of $(29.7) million, or $(3.42) per diluted share, for the first quarter of 2008. Book value per share, calculated on a fully diluted basis, increased from $19.11 at December 31, 2008 to $19.91 at March 31, 2009.
INVESTMENTS
Net investment income amounted to $6.6 million for the first quarter of 2009 compared with net investment loss of $(13.0) million for the same period of 2008. Investment income in the first quarter of 2009 includes $3.1 million from increases in the market value of investments categorized as trading securities, which are primarily tax-exempt securities. Investment income in the first quarter of 2008 included investment losses of $(3.0) million from limited partnerships and $(11.9) million due to a decline in the market value of trading securities and commercial loans. During the first quarter of 2008, these trading securities included municipal bonds, preferred stocks, hedged positions and exchange-traded funds.
Net realized investment losses were $(417,000) for the first quarter of 2009, as compared with net realized investment losses of $(32.2) million for the same period of 2008. The net realized investment losses in 2009 resulted primarily from the sale of selected municipal securities undertaken to further reposition the Company’s holdings. These losses were partially offset by realized investment gains arising from principal collections on the Company’s residential mortgage backed securities. Principal collections on these residential mortgage backed securities totaled $1.4 million during the first quarter of 2009, of which $545,000 was recorded as realized investment gains. Net realized investment losses for the first quarter of 2008 were almost entirely attributable to the decline in the market value of the Company’s investments in residential mortgage backed securities that was recorded at that time.

Accumulated other comprehensive income (loss) included in shareholders’ equity as of March 31, 2009 increased by $3.5 million to $0.6 million from $(2.9) million as of December 31, 2008 as a result of unrealized investment gains in corporate bonds and US Treasury securities held as available for sale, which were partially offset by unrealized investment losses in the municipal bond portfolio.
At March 31, 2009 the Company’s total cash, investments and net receivable for securities sold amounted to $593.2 million. The investment portfolio at March 31, 2009 consisted of cash, short-term investments and net receivable for securities sold of $196.3 million, or 33.1%; fixed maturities and other debt investments of $283.3 million, or 47.7%; and limited partnership hedge funds of $113.6 million, or 19.2%.
INSURANCE OPERATIONS
Gross premiums written of $67.7 million and net premiums written of $53.0 million for the first quarter of 2009 decreased by 6% and 12%, respectively, from the same period of 2008. The Company’s decision to terminate a cargo program at the end of 2007 caused reductions in gross and net premiums totaling approximately $3.0 million.
Net premiums earned of $40.1 million for the first quarter decreased by 11% from the same period of 2008.
The Company’s combined ratio was 99.7% for the three months ended March 31, 2009 as compared with 99.4% for the same period of 2008. Favorable loss reserve development amounted to $3.1 million and $1.0 million during the first quarter of 2009 and 2008, respectively.
George Kallop, President and Chief Executive Officer, in commenting on the quarter said, “The Company is very pleased with the overall results in the first quarter. The adjustments made to our investment strategy proved successful during the first quarter, and we achieved substantial investment income in a challenging environment. Operationally, we achieved an excellent loss ratio that is a tribute to the prowess of our underwriting staff. MMO Agencies has now opened relationships with over 50 agency offices and we expect that MMO Agencies will gain momentum in the months ahead. We have achieved our goal of returning to profitable operations, and we are optimistic as we progress into the second quarter.”
NYMAGIC, INC. will hold a conference call on its first quarter 2009 financial results live on Tuesday, May 5, 2009 at 9:00 A.M. ET. The call will last for up to one hour.
Investors and interested parties will have the opportunity to listen to and join in the call by calling 800-374-0763 entering ID# 96495402 and registering with the operator. Please call no later than 10 minutes prior to the start of the call to register. A replay of the conference call will be available for 30 days by dialing 800-642-1687 and entering ID 96495402.

NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York and Chicago.
This report contains certain forward-looking statements concerning the Company’s operations, economic performance and financial condition, including, in particular, the likelihood of the Company’s success in developing and expanding its business. Any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company’s performance in 2009 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment results and risk assessments, the estimation of loss reserves and loss reserve development, uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation settlements, bankruptcies and potential legislation, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, and hurricanes Katrina and Rita, the occurrence and effects of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables and the timing of such collections, the availability and cost of reinsurance, the possibility that the outcome of any litigation or arbitration proceeding is unfavorable, the ability to pay dividends, regulatory changes, changes in the ratings assigned to the Company by rating agencies, failure to retain key personnel, the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and the fact that ownership of our common stock is concentrated among a few major stockholders and is subject to the voting agreement, as well as assumptions underlying any of the foregoing and are generally expressed with words such as “intends,” “intend,” “intended,” “believes,” “estimates,” “expects,” “anticipates,” “plans,” “projects,” “forecasts,” “goals,” “could have,” “may have” and similar expressions. These and other risks could cause actual results for the 2009 year and beyond to differ materially from those expressed in any forward-looking statements made. Investors are referred to the full discussion of risks and uncertainties included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including those specified under the caption “I. A. Risk Factors” and in other documents filed by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
(Comparative Table Attached)

NYMAGIC, INC.
TABLE OF RESULTS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008
Revenues:
Net premiums earned	$40,130	$44,905
Net investment income (loss)	6,552	(13,017)
Realized investment (losses)	(417)	(32,248)
Commission and other income	5	59

Total revenues	46,270	(301)

Expenses:
Net losses & loss adjustment exp.	20,682	26,021
Policy acquisition expenses	9,297	9,835
General & administrative expenses	10,044	8,766
Interest expense	1,680	1,677

Total expenses	41,703	46,299

Income (loss) before income taxes	4,567	(46,600)

Total income tax expense (benefit)	1,089	(16,852)

Net income (loss)	$3,478	$(29,748)

Earnings per share:
Basic	$.41	($3.42)

Diluted	$.40	($3.42)

Weighted average shares outstanding:
Basic	8,411	8,707
Diluted	8,590	8,707

	March 31,	December 31,
	2009	2008
Balance sheet data:
Shareholders’ equity	$171,154	$164,073
Book value per share (1)	$19.91	$19.11

(1)	Calculated on a fully diluted basis.

Supplementary information:

	NYMAGIC Gross Premiums Written
	Three months ended March 31,
By Segment	2009	2008	Change
	(Dollars in thousands)
Ocean marine	$20,084	$22,241	(10%)
Inland marine/fire	6,196	3,568	74%
Other liability	41,300	45,774	(10%)

Subtotal	67,580	71,583	(6%)
Runoff lines (Aircraft)	84	45	NM

Total	$67,664	$71,628	(6%)

	NYMAGIC Net Premiums Written
	Three months ended March 31,
By Segment	2009	2008	Change
	(Dollars in thousands)
Ocean marine	$14,218	$17,554	(19%)
Inland marine/fire	1,907	1,241	54%
Other liability	36,916	41,044	(10%)

Subtotal	53,041	59,839	(11%)
Runoff lines (Aircraft)	(26)	78	NM

Total	$53,015	$59,917	(12%)

	NYMAGIC Net Premiums Earned
	Three months ended March 31,
By Segment	2009	2008	Change
	(Dollars in thousands)
Ocean marine	$13,289	$17,823	(25%)
Inland marine/fire	1,182	1,645	(28%)
Other liability	25,686	25,359	1%

Subtotal	40,157	44,827	(10%)
Runoff lines (Aircraft)	(27)	78	NM

Total	$40,130	$44,905	(11%)

Investment income results:

	Three months ended
	March 31,
	2009	2008
	(in millions)
Fixed maturities, held to maturity	$0.6	$—
Fixed maturities, available for sale	2.0	2.0
Fixed maturities, trading securities	3.1	(10.8)
Short-term investments	0.2	1.0
Equity in earnings of limited partnerships	1.2	(3.0)
Commercial loans	0.1	(1.1)

Total investment (loss) income	7.2	(11.9)
Investment expenses	(0.6)	(1.1)

Net investment (loss) income	$6.6	$(13.0)

CONTACT:
NYMAGIC, INC.
A. George Kallop, 212-551-0744
     or
Richard Lewis Communications, Inc.
Cecelia Heer or Gregory Tiberend, 212-827-0020